Exhibit 99.1

Wheels Up Advances Fleet Modernization Plan with Strategic Sale-Leaseback Transaction and Satellite Wi-Fi Milestone
Initiatives close out a year focused on fleet transformation, operational excellence, and elevating the customer experience
ATLANTA, December 23, 2025 -- Wheels Up Experience Inc. (NYSE: UP) (“Wheels Up” or the “Company”), a leading provider of on-demand private aviation, today announced that it has entered into a sale-leaseback transaction for a portion of its Phenom and Challenger fleets, and that its first Phenom aircraft equipped with best-in-class Gogo Galileo HDX satellite Wi-Fi has been placed into service. These two milestones further advance the company’s fleet modernization strategy, enabling recent and planned future growth in 2026, and continued enhancement of the customer experience.
The Company continues to advance its previously announced fleet modernization strategy focused on scaling its fleet of Bombardier Challenger 300 series and Embraer Phenom 300 series aircraft. With strong underlying demand for its new fleet offerings that support the Company’s recently launched Signature membership, in the fourth quarter the Company has acquired or has entered into definitive agreements to acquire 10 additional Challenger and Phenom aircraft, with additional plans to continue to significantly expand those fleets in 2026.
In support of its fleet growth strategy, Wheels Up has entered into an agreement with an institutional capital provider to sell a portion of the Company’s Challenger and Phenom fleets - 3 Challenger 300s and 7 Phenom 300s - and enter into long-term operating leases for all 10 aircraft. Wheels Up will continue to operate the aircraft, ensuring uninterrupted access for members and customers, including during the busy holiday flying season. These aircraft have or will be painted, branded, refurbished, and installed with HDX satellite Wi-Fi, consistent with the Company's previously announced plans to create a consistent, best-in-class experience across its entire modernized fleet offering.
The purchase price for the sale is approximately $105 million. Upon closing, proceeds are expected to be used to repay approximately $65 million of the outstanding debt under the Company’s revolving equipment notes facility and provide approximately $40 million of cash net proceeds to the company’s balance sheet. The cash proceeds and incremental borrowing capacity unlocked by the transaction are expected to support Wheels Up’s planned 2026 acquisitions of additional Challenger and Phenom aircraft. The transaction is expected to close before year end and supports Wheels Up’s continued shift toward an asset-right operating model designed to improve capital efficiency while delivering to our customers an industry leading fleet.
“The actions we are announcing today reflect disciplined, intentional execution of our transformation strategy,” said George Mattson, Chief Executive Officer of Wheels Up. “The sale-leaseback agreement further validates our strategy via the partnership of a sophisticated financial institution, balances our mix of owned and leased aircraft, and supports recent and future sustainable growth by providing additional capacity to continue executing our fleet plan in 2026.”
In addition, Wheels Up’s first Phenom 300 equipped with the Gogo Galileo HDX satellite Wi-Fi system has officially entered service, marking the start of a fleet-wide upgrade to next-generation Gogo Galileo connectivity. Gogo Galileo HDX delivers enhanced performance through high bandwidth, low latency, global coverage, and support for live streaming and voice telephony, raising the bar for in-flight connectivity across the Wheels Up fleet.

“Both corporate and leisure private aviation travelers expect high speed, seamless connectivity wherever they fly,” said George Mattson. “Following FAA approval of the HDX system on the Phenom, we are delighted that Wheels Up’s first Galileo HDX-equipped aircraft has entered service. We expect to deliver our first HDX-equipped Challenger aircraft early in 2026 and to move quickly to convert our Phenom and Challenger fleets throughout the year.”
These strategic actions build on a year of focused execution, including the launch of Wheels Up Signature Membership and customer-centric improvements to the flying experience.
About Wheels Up
Wheels Up is a leading provider of on-demand private aviation in the U.S. with a large, diverse fleet and a global network of safety-vetted charter operators, all committed to safety and service. Customers access charter and membership programs and commercial travel benefits through a strategic partnership with Delta Air Lines. Wheels Up also provides cargo services to a range of clients, including individuals and government organizations. With the Wheels Up app and website, members can easily search, book, and fly. For more information, visit www.wheelsup.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to known and unknown risks, uncertainties, assumptions, and other important factors, many of which are outside of the control of the Company. These forward-looking statements include, but are not limited to, statements regarding: (i) the Company’s agreement to sell three Challenger 300 series and seven Phenom 300 series aircraft and enter into leases for such aircraft as described in this press release (collectively, the “Leased Aircraft” and such transactions contemplated by such agreement, the “Transactions”), and any expected benefits or impacts to the Company as a result of the Transactions or operation of the Leased Aircraft after the closing of the Transactions, including the Company’s ability to consummate the closing of the Transactions on the schedule that it currently anticipates; (ii) the potential receipt and expected use of any cash net proceeds from the sales of the Leased Aircraft and any increase in borrowing capacity under the Company’s $332.0 million Revolving Equipment Notes Facility (as defined in the Company’s Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 5, 2025) (the “Revolving Equipment Notes Facility”) expected from repayments of debt principal thereunder upon consummation of the such sales, including to fund the potential future acquisition of aircraft using such net proceeds or borrowings and the ability of the Company to reborrow under the Revolving Equipment Notes Facility in the future; and (iii) the Company’s fleet modernization strategy, its ability to execute such strategy on the timeline that it currently anticipates and the expected commercial, financial and operational impacts to the Company, including due to changes in the market for purchases and sales of aircraft. The words “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that statement is not forward-looking. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 11, 2025 and the Company’s other filings with the SEC from time to time. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company does not intend to update any of these forward-looking statements after the date of this Current Report.

Contacts
Investors:
ir@wheelsup.com
Media:
press@wheelsup.com